Exhibit 4.38

Amendment No. 6 to

Convertible Loan Agreement

April 12, 2023

FiveT Investment Management Ltd.

Suite 5B201, 2nd Floor, One Nexus Way

Camana Bay, Grand Cayman KY1-1108

Cayman Islands

Ladies and Gentlemen:

Reference is made to the Convertible Loan Agreement dated February 4, 2022, as amended on January 26, 2023, March 9, 2023, March 23, 2023, March 27, 2023, and April 3, 2023 (the “Agreement”), between FiveT Investment Management Ltd. (the “Lender”) and Altamira Therapeutics Ltd. (the “AMTL”). The parties hereby agree that, effective as of the date hereof, the Agreement shall be amended as follows:

1. Section 14 is amended and restated in its entirety as follows:

“(a) In the event of a public or private offering by AMTL of Common Shares, other than through equity line or “at-the-market” programs (a Qualifying Offering), AMTL will make a partial repayment of the principal amount of the Loan and accrued and unpaid interest, comprised of (i) a USD amount equal to the accrued and unpaid interest on the principal amount of the Loan in cash and (ii) newly issued Common Shares in an amount equaling 9.9% of the total outstanding Common Shares of AMTL post-issuance and after giving effect to such offering, with such Common Shares being valued for purposes of such repayment at the effective offering price per Common Share in such offering, and with such cash repayment in (i) and offering price in (ii) being converted into Swiss Francs at the midpoint of the interbank exchange rate shown by UBS at 4:00 pm Central European Time on the Business Day immediately preceding the date of pricing or execution of the Qualifying Offering (the Qualifying Offering Price), with delivery of such repayment to be no later than two Business Days after the closing of such offering (the “Repayment Date”), it being agreed that such Common Shares shall be free of any resale restrictions under the Securities Act. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, to the extent that securities of AMTL other than Common Shares (“Other Offered Securities”) are issued and sold in a Qualifying Offering in fixed combinations accompanying the Common Shares sold in such Qualifying Offering, including, for example, as warrant coverage, Lender shall be issued the same such Other Offered Securities along with the Common Shares to be issued in (ii) above in the same proportion of Common Shares and Other Offered Securities as applies to investors purchasing securities in such Qualifying Offering.

(b) In addition, on the Repayment Date, after taking into account the repayment under Section 14(a), AMTL shall have the option to cause the Lender to convert any remaining outstanding principal amount of the Loan and accrued and unpaid Interest into a warrant, substantially in the form attached hereto as Annex 14 (the Pre-Funded Warrant), having an exercise price of CHF 0.01 per Common Share, and giving Lender the right to purchase from AMTL a number of Common Shares (the Warrant Shares) equal to (A) the total remaining outstanding principal amount of the Loan and accrued and unpaid Interest divided by (B) the Qualifying Offering Price less CHF 0.01, provided, however, that AMTL shall only be entitled to cause the Lender to convert an amount of the remaining outstanding principal amount of the Loan and accrued and unpaid Interest into a Pre-Funded Warrant to the extent that at the time of such conversion AMTL has sufficient authorized and unissued Common Shares to be issued upon the exercise thereof. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, to the extent that Other Offered Securities are issued and sold in the related Qualifying Offering in fixed combinations accompanying the Common Shares sold in such Qualifying Offering, including, for example, as warrant coverage, Lender shall also be issued additional Other Offered Securities with respect to each Warrant Share in the same proportion of Common Shares and Other Offered Securities as applies to investors purchasing securities in such Qualifying Offering. Further, for the avoidance of doubt, any outstanding amount under the Loan that is not converted into the Pre-Funded Warrant will be due and payable in cash on the Maturity Date. From the date of issuance of the Pre-Funded Warrant until February 21, 2024, upon the occurrence of each and every out-licensing or divestiture transaction executed by AMTL that results in gross cash proceeds of CHF 1,000,000 or more (a Qualifying Transaction), the Lender, by providing written notice (a Redemption Notice) within five Business Days after the closing of the Qualifying Transaction, may cause AMTL to redeem for cash all or portions of the Pre-Funded Warrant, represented by the amount of Warrant Shares issuable thereunder, in an amount of up to 40% of the cash proceeds from the Qualifying Transaction, with the amount of the Pre-Funded Warrant being redeemed equal to (A) the desired redemption amount divided by (B) the Qualifying Offering Price less CHF 0.01, with delivery of such redemption amount to be no later than five Business Days after the later of (i) the receipt by AMTL of the applicable Redemption Notice and (ii) the receipt by AMTL of the cash proceeds of the Qualifying Transaction. Upon any such redemption, a proportionate number of Other Offered Securities, if any, held by Lender will also be deemed redeemed together with the applicable portion of the Pre-Funded Warrant. AMTL shall provide immediate written notification to Lender of the signing and closing of any and all Qualifying Transactions.”

(c) Notwithstanding anything contained herein or in the Pre-Funded Warrant, if any, to the contrary, in the event that as a result of a Qualifying Offering there is not sufficient authorized and unissued Common Shares available to be issued upon the exercise of all or any portion of (i) the Pre-Funded Warrant and/or (ii) the Other Offered Securities, if any, issuable hereunder to Lender with respect to Warrant Shares underlying the Pre-Funded Warrant, then Lender hereby agrees to waive any requirements set forth in the Pre-Funded Warrant and such Other Offered Securities requiring AMTL to keep reserved a sufficient amount of authorized and unissued Common Shares, and Lender agrees that it will not exercise the Pre-Funded Warrant or such Other Offered Securities to the extent there are insufficient authorized and unissued Common Shares, in each case until AMTL increases its amount of authorized Common Shares at its upcoming annual meeting of its shareholders.”

Except as expressly set forth herein, the Agreement remains in full force and effect. All of the amendments set forth herein shall be deemed to have been made simultaneously. This amendment shall be governed by, and construed in accordance with the substantive laws of Switzerland (to the exclusion of conflicts of laws principles and provisions). This amendment may be executed in counterparts, and delivery thereof may be made by facsimile or electronic transmission.

[Signature Page Follows.]

If the foregoing correctly sets forth the understanding between us, please so indicate in the space provided below for that purpose.

Very truly yours,

ALTAMIRA THERAPEUTICS Ltd.

By:	/s/ Thomas Meyer
Name:	Thomas Meyer
Title:	Chairman and CEO

ACCEPTED as of the date first above written:

FIVET INVESTMENT MANAGEMENT LTD.

By:	/s/ Benjamin Kressler
Name:	Benjamin Kressler
Title:	Authorized Person

[Signature Page to Amendment No. 6 to Convertible Loan Agreement]